UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ITT CORPORATION
(Name of Registrant as Specified in its Charter)

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Commencing on May 3, 2012, ITT Corporation (the “Company”) sent the following communication to certain shareholders of the Company:

We have previously sent you proxy material for the Annual Meeting of ITT Corporation shareholders, to be held on May 8, 2012. We are writing today to correct certain disclosure in that material. Under “Proposal 2—Ratification of Appointment of the Independent Registered Public Accounting Firm,” the Company stated that it has an agreement with its independent auditor, Deloitte & Touche LLP (“Deloitte”), which “limit[s] awards based on punitive or exemplary damages under the dispute resolution procedures.” In fact, the Company’s agreement with Deloitte does not include such a provision limiting damages. The agreement expressly states that dispute resolution “shall apply to the fullest extent of the law, whether in contract, statute, tort (such as negligence), or otherwise.”

In addition, we would like to bring to your attention the fact that the recommendation of Glass Lewis & Co. to shareholders to vote against the ratification of Deloitte as the Company’s independent auditor is based on the statement in the Company’s proxy material that the Company’s agreement with Deloitte limits damages. Similarly, Glass Lewis & Co.’s recommendation to shareholders to vote against Christina Gold and Linda Sanford as directors is based on the fact that Ms. Gold and Ms. Sanford sat on the audit committee that approved the agreement with Deloitte limiting damages. In light of the fact that Glass Lewis & Co.’s recommendation is based on erroneous information, we urge you to vote for Ms. Gold and Ms. Sanford as directors and for the ratification of Deloitte as the Company’s auditor. We have asked Glass Lewis & Co. to reconsider their recommendation based upon the clarification of the terms of our engagement letter with Deloitte.